EXHIBIT 10.8

WAMU SAVINGS PLAN

(formerly known as the “Washington Mutual, Inc. Retirement Savings and Investment Plan”)

Amendment No. 1

THIS AMENDMENT to the WaMu Savings Plan (“Plan”) is made by Washington Mutual, Inc. (“Company”).

WHEREAS, the Company maintains the Plan for the benefit of its eligible employees; and

WHEREAS, effective October 1, 2005, Providian Financial Corporation (“Providian”) merged with and into the Company, and Providian National Bank (“PNB”) merged with and into Washington Mutual Bank, FA (“WMB”); and

WHEREAS, employees of Providian who became employees of the Company and employees of PNB who became employees of WMB on October 1, 2005 as a result of the company mergers were not moved to the Company payroll system until April 1, 2006; and

WHEREAS,until April 1, 2006, the former Providian and PNB employees continued to participate in the 401(k) plan(s) that were sponsored by Providian and PNB prior to the company mergers; and

WHEREAS,pursuant to prior approvals by the Company and Providian, the Providian Financial Corporation 401(k) Plan (“Providian Plan”) was merged into the Plan effective April 1, 2006; and

WHEREAS, effective October 1, 2006, Commercial Capital Bancorp, Inc. (“CCBI”) merged with and into the Company, and Commercial Capital Bank (“CCB”) merged with and into WMB; and

WHEREAS,pursuant to prior approvals by the Company and CCBI, the Commercial Capital Bancorp, Inc. 401(k) Retirement Plan (“CCBI Plan”) was merged into the Plan effective October 1, 2006; and

WHEREAS, the Company would like to amend the Plan to reflect the special provisions that apply to the account balances transferred to the Plan from the CCBI Plan and the Providian Plan as a result of those plan mergers.

NOW, THEREFORE, THE PLAN IS HEREBY AMENDED AS FOLLOWS, EFFECTIVE AS OF THE RESPECTIVE EFFECTIVE DATES SET FORTH BELOW:

I.              Amendment Regarding Providian.  Effective April 1, 2006, the Providian Plan is merged into the Plan with the Plan being the surviving plan, and the Plan is hereby amended as follows:

1.             Any reference in Appendix A to “Section 7.4(d)” is hereby amended to be a reference to “Sections 7.4(f) and (j)”.

2.             A new subsection (d) is added to the end of Section 5.1, Matching Contribution, to read as follows:

(d)           Special provisions regarding the calculation of matching contributions for Eligible Employees who actively participated in a plan that is merged into this Plan may apply to matching contributions made in the year the plans are merged, as set forth in Appendix  for a particular plan merger.

3.             A new subsection (h) is added to the end of Section 8.1, Vesting, to read as follows:

(h)           Special vesting service credit and acceleration of vesting may apply to the portions of any Accounts that are attributable to plan mergers, as set forth in Appendix A for a particular plan merger.

4.             The last entry in Appendix A, Provisions Related to Employees of Acquired Companies, is amended in its entirety to read as follows:

Appendix A

Company:  Providian Financial Corporation and Providian National Bank

Entry Date:

Eligible Employees who on September 30, 2005 were employed by Providian Financial Corporation, Providian National Bank or any affiliates or subsidiaries thereof and who on October 1, 2005 became employed by the Employer may first enter the Plan on April 1, 2006. Eligible Employees who were employed with WaMu Card Services (a division of Washington Mutual Bank, FA) any time between October 1, 2005 and April 1, 2006 may first enter the Plan on April 1, 2006.

Service, In General:

Employees who on September 30, 2005 were employed by Providian Financial Corporation, Providian National Bank or any affiliate or subsidiary thereof and who on October 1, 2005 became employed by the Employer shall, after April 1, 2006, be credited with Service for service with Providian Financial Corporation, Providian National Bank or their affiliates or subsidiaries. Such Service shall apply with respect to transferred Providian Plan accounts, as well as for purposes of eligibility for and vesting in any matching or discretionary contributions under the Plan. Former participants in the Providian Financial Corporation 401(k) Plan (“Providian Plan”) must still satisfy the service requirements to participate in various employer contribution portions of the Plan including, without limitation, the one year minimum service requirement to participate in the matching and discretionary profit sharing contribution portions of the Plan.

Participant Loans:	Acquired Participant Loans subject to Sections 7.4(f) and (j).

Vesting Service:

Employees who were participants in the Providian Plan on March 31, 2006 and who attain a vesting anniversary date under such plan during the 2006 Plan Year will receive one Year of Vesting Service for 2006 and, provided that such employees work at least 1,000 hours during the 2006 Plan Year, shall receive an additional Year of Vesting Service. Such Vesting Service shall apply with respect to transferred Providian Plan accounts, as well as to any matching and discretionary contributions under the Plan.

Accelerated Vesting:

Providian Plan participants whose employment with the Employer or a Related Employer was or is involuntarily terminated between October 1, 2005 and March 31, 2007 shall become 100% vested in their former Providian Plan account balances.

Investments and Redemption Fees:

Investment of Providian Plan accounts are mapped to comparable funds offered under the Plan and any applicable redemption fee or charges associated with the liquidation of the Providian Plan investment funds shall be borne by the Participants.

Account Mapping

Providian Plan accounts are mapped to comparable accounts defined under the Plan. Specifically, Providian Plan after-tax account balances are mapped to a grandfathered/acquired after-tax account under the Plan.The Flex Credit contribution account was mapped to the pre-tax employee elective deferral account. Amounts transferred from the non-safe harbor matching contribution and employer retirement contribution (i.e., profit sharing) accounts continue to be subject to the vesting schedules that applied to such accounts under the

Providian Plan.

True-Up of Company Match:

Matching contributions made to the Providian Plan under the Providian Plan matching formula for the period between January 1 and March 31, 2006 were trued up per pay period until March 31, 2006. With respect to the 2006 Plan Year, matching contributions made to the Plan for the period between April 1 and December 31, 2006 for Eligible Employees who participated in the Providian Plan any time between January 1 and March 31, 2006 were made according to the matching formula set forth in Section 5.1 of this Plan, with the annual true up calculation made taking into account Considered Compensation under this Plan for the entire 2006 Plan Year and matching contributions made to the Providian Plan and to this Plan for the 2006 Plan Year. Eligible Employees who were former Providian Plan participants did not receive matching contributions in this Plan unless they otherwise satisfied the one Year of Eligibility Service requirement set forth in Section 3.1(b) of the Plan.

II.            Amendment Regarding CCBI.  Effective October 1, 2006, the CCBI Plan is merged into the Plan with the Plan being the surviving plan, and the Plan is hereby amended as follows:

4.             Appendix A, Provisions Related to Employees of Acquired Companies, is amended by the insertion of the following after the last entry thereof:

Appendix A

Company:  Commercial Capital Bancorp, Inc. and Commercial Capital Bank

Entry Date:

Eligible Employees who on September 30, 2006 were employed by Commercial Capital Bancorp, Inc., Commercial Capital Bank or any affiliates or subsidiaries thereof and who on October 1, 2006 became employed by the Employer may first enter the Plan on October 1, 2006.

Service, In General:

Employees who on September 30, 2006 were employed by Commercial Capital Bancorp, Inc., Commercial Capital Bank or any affiliates or subsidiaries thereof (“CCBI”) and who on October 1, 2006 became employed by the Employer shall be credited with Service for service with CCBI. Regardless of whether or not a former employee of CCBI receives prior service credit pursuant to the immediately preceding sentence, all Employees who previously worked for CCBI (including, without limitation, individuals who were active or inactive participants in the Commercial Capital Bancorp, Inc. 401(k) Retirement Plan (“CCBI Plan”) on September 30, 2006) must satisfy the service requirements of this Plan to participate in various employer contribution portions of the Plan including, without limitation, the one year minimum service requirement to participate in the matching and discretionary profit sharing contribution portions of the Plan.

Participant Loans:	Acquired Participant Loans subject to Sections 7.4(f) and (j).

Accelerated Vesting:

Effective October 1, 2006, CCBI Plan participants who on that date became employed by the Employer were 100% vested in their CCBI Plan account balances. For CCBI Plan participants who terminated employment with CCBI before October 1, 2006 and become employed with the Employer after October 1, 2006 and have Plan accounts that were transferred from the CCBI Plan and that were subject to a the following vesting schedule, (1 yr. - 25%, 2 yrs. - 50% 3 yrs. -100%), such accounts subject shall instead be subject to the following more accelerated vesting schedule, (1 year - 33.33% 2 yrs. - 66.67% and 3 yrs. - 100%).

Elimination of Annuity and Installment Options	Effective October 1, 2006, all annuity and installment distribution forms previously available under the CCBI Plan shall be eliminated.

This amendment is adopted and executed this                            day of November, 2006.

WASHINGTON MUTUAL, INC.

By:
Daryl D. David
Executive V.P. – Human Resources

SECOND AMENDMENT

WAMU SAVINGS PLAN

(As Amended and Restated as of January 1, 2006)

WHEREAS, Washington Mutual, Inc. (the “Company”) sponsors and maintains the WaMu Savings Plan, as amended and restated as of January 1, 2006 (the “Plan”) and as subsequently amended; and

WHEREAS, the Company has the right to amend the Plan pursuant to Section 13.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to comply with the final regulations under Code Sections 401(k) and 401(m).

NOW THEREFORE, the Plan is hereby amended effective as of January 1, 2006, as follows:

1.             Section 6.3(a)(ii) of the Plan is amended in its entirety to read as follows:

“(ii)         The ADP for a Plan Year for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage points higher than the ADP for the current Plan Year for all other Eligible Employees and (ii) does not exceed the ADP for the current Plan Year for all other Eligible Employees multiplied by two.”

2.             Section 6.3(b)(ii) of the Plan is amended in its entirety to read as follows:

“(ii)         The ACP for a Plan Year for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage points higher than the ACP for the current Plan Year for all other Eligible Employees and (ii) does not exceed the ACP for the current Plan Year for all other Eligible Employees multiplied by two.”

3.             Section 6.4(c) of the Plan is amended in its entirety to read as follows:

“(c)         Qualified Non-Elective Employer Contributions

The Committee may, in its sole discretion, elect to make additional non-elective contributions to the Plan on behalf of some or all of the Eligible Employees who are not Highly Compensated Employees to the extent necessary to satisfy the ADP nondiscrimination test.  Such additional contributions may be made in accordance with Code Section 401(k) and the regulations promulgated thereunder, using a reasonable methodology acceptable to the Committee that favors non-Highly Compensated Employees.”

4.             Section 6.4(d) of the Plan is amended in its entirety to read as follows:

“(d)         Return of Excess Contributions

An ADP excess contribution exists if contributions under this Plan on behalf of Highly Compensated Employees fail to meet the ADP test described in Section 6.3(a).  Within twelve months after the end of the Plan Year for which there is an excess, contributions which exceed the ADP limitation, adjusted for earnings and losses, less amounts previously returned pursuant, shall be distributed to Highly Compensated Employees.  The amount distributed shall include investment earnings, gains or losses for the period between the end of the Plan Year and the date of distribution (i.e., the “gap period”).  Each Highly Compensated Employee’s deferral shall be reduced in the order of those Highly Compensated Employees with the largest dollar amount deferred.  Also, if such amount is returned to a Participant within 2½ months after the end of the calendar year, such amount shall be reported as taxable income in the preceding calendar year.  Notwithstanding the foregoing, the Plan Administrator may choose any other correction method prescribed by the Secretary of the Treasury, Internal Revenue Service or in the Code or tax regulations to the extent such choice is allowed thereunder.”

5.             Section 7.3(b)(i) of the Plan is amended in its entirety to read as follows:

Expenses for (or necessary to obtain) medical care that would be deductible under Code section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income).

6.             Section 7.3(b)(iii) of the Plan is amended in its entirety to read as follows:

Payment of tuition and related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, children or dependents (as defined in Code section 152 without regard to section 152(b)(1), (b)(2) and (d)(1)(B)).

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this                                 day of December, 2006.

WASHINGTON MUTUAL, INC.

By:

Its: